EXHIBIT 99.1
Replidyne contact:
Mark Smith
Chief Financial Officer
T: (303) 996-5535
Replidyne Announces Restructuring of Operations
Louisville, CO, August 27, 2008 — Replidyne, Inc. (Nasdaq: RDYN) today announced the restructuring of its operations reducing its current employee headcount by approximately 80% to 5 employees in actions that are scheduled to take place during September 2008 and October 2008. As a result of these actions Replidyne will suspend further development activities of REP3123, its investigational agent for the treatment of Clostridium difficile (C. difficile) bacteria and C. difficile Infection (CDI), and novel anti-infective compounds based on its DNA replication inhibition technology. Following completion of the restructuring actions, the Company will limit its activities to completing its review of previously announced strategic alternatives.
“The actions outlined today position us to focus on the strategic alternatives process that we initiated several months ago, as well as preserve our cash resources,” stated Kenneth J. Collins, President and Chief Executive Officer of Replidyne. “The process we are conducting involves a number of alternatives including merger or acquisition of the company together with the possible sale of our C. difficile and DNA replication inhibition programs. While the process is ongoing, we are encouraged by our progress to date.”
The Company estimates that it will incur $3.1 million of costs related to the restructuring of its operations comprised of $1.6 million for employee severance benefits, $0.8 million for lease payments in excess of expected sublease income and $0.7 million of non-cash expense for the write down of impaired fixed assets.
At July 31, 2008 the Company reported $60.7 million in cash and cash equivalents and short term investments and had recorded current liabilities of $10.2 million.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the outcome of the Company’s strategic alternatives process; resolution by the Company of the matters raised in the Warning Letter received from the FDA in January 2008; the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-Q filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
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